UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2009

The GC Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  333-159167

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On December 1, 2009, the board of directors of The GC Net Lease REIT, Inc. (the "Registrant") declared a distribution rate for the first quarter of 2010 in the amount of $0.00184932 per day per share on the outstanding shares of its common stock (equivalent to an annual distribution rate of 6.75% assuming the share was purchased for $10) payable to stockholders of record of such shares shown on the books of the Registrant at the close of business on each day during the period commencing on January 1, 2010 until March 31, 2010. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as the President of the Registrant may determine. At this time, the Registrant intends to fund substantially all of its distributions for the first quarter of 2010 using net operating cash flow generated by its properties and any future investments made in the first quarter 2010. The Registrant may defer certain fees due to the Registrant in an effort to fund the distribution from net operating cash flow.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GC NET LEASE REIT, Inc.
Date: December 7, 2009	By:	/s/ Kevin A. Shields
Kevin A. Shields
President